                                   EXHIBIT 21


                              List of Subsidiaries

Subsidiary                          Jurisdiction of Incorporation

Sanmina Cable Systems               Texas
Comptronix Corporation              N/A
Elexsys International               Delaware
Neutronic Stamping & Plating        subsidiary of Elexsys International
Sanmina B.V.                        Netherlands
Sanmina Canada Holding Co.          Canada
Sanmina Canada (1)                  Canada
Sanmina Ireland Ltd (2)             Ireland
Sanmina United Kingdom              United Kingdom



(1) A subsidiary of Sanmina Canada Holding Company.
(2) A subsidiary of Sanmina B.V.